EXHIBIT 10.2

2013 ROWAN COMPANIES PLC INCENTIVE PLAN

(Effective April 26, 2013)

EMPLOYEE RESTRICTED SHARE UNIT NOTICE

1.	Grant of Restricted Share Units. Pursuant to the 2013 Rowan Companies plc Incentive Plan (the “Plan”), upon and subject to the conditions described in this Employee Restricted Share Unit Notice (this “Notice”) and the Plan, Rowan Companies plc, a public limited company incorporated under English law (the “Company”), hereby grants to _________________ (the “Participant”), effective as of [insert date] (the “Grant Date”), ________ restricted share units (the “RSUs”). Each RSU is granted with a tandem Dividend Equivalent in accordance with Annex 2 to the Plan, which shall entitle the Participant to receive payments in accordance with Section 6 below. All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

2.	Incorporation of the Plan. The Plan is hereby incorporated herein by this reference. In the event of any conflict between the terms of this Notice and the Plan, the terms of the Plan shall control.

3.	Vesting Schedule; Payment.

a) The RSUs shall vest and become non-forfeitable with respect to one-third (1/3rd) of the RSUs on each of the first (1st), second (2nd) and third (3rd) anniversaries of the Grant Date, subject to the Participant’s continued Employment through each applicable vesting date (each date on which RSUs vest in accordance with this sentence, a “Vesting Date”). Notwithstanding the foregoing, if (A) (i) the Participant’s Employment terminates by reason of Retirement (as defined below), (ii) the Participant provides the Company with at least thirty (30) days’ notice prior to such Retirement, (iii) the Participant executes such restrictive covenant agreements (including, without limitation, non-compete agreements) as the Company may in its discretion require, and (iv) the Grant Date set forth above is more than six (6) months prior to the date on which the Participant’s Employment terminates by reason of Retirement, or (B) the Participant’s Employment terminates by reason of the Participant’s Disability (as defined below) or death, then, in any case, the RSUs shall become fully vested and non-forfeitable upon the Participant’s termination of Employment (to the extent not then-vested). If the Participant’s Employment terminates other than by reason of Retirement, Disability or death, the RSUs shall (to the extent not then-vested) be forfeited as of the date the Participant’s Employment so terminates, unless otherwise determined by the Committee.

b) Payment to the Participant of amounts due in respect of any RSUs that vest in accordance herewith shall be made in Shares on the earliest to occur of: (i) the Vesting Date on which such RSUs vest, (ii) the Participant’s “separation from service” (within the meaning of Section 409A of the Code) (“Separation from Service”) by reason of the Participant’s Retirement or Disability, and (iii) the Participant’s death. The Company shall distribute such Shares to the Participant (or his or her estate, as applicable) on or within ten (10) days after the applicable event requiring such distribution. Notwithstanding anything herein to the contrary, if the Company determines that paying such amounts at the time set forth in this Section 3(b) would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be made to the Participant prior to the expiration of the six (6)-month period following the Participant’s Separation from Service if the Participant is a “specified employee” (within the meaning of Section 409A of the Code) on the date of his or her Separation from Service (as determined by the Company in accordance with Section 409A of the Code). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first (1st) day following the end of such six (6)-month period, the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such six (6)-month period.

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c) For purposes of this Notice, (i) “Retirement” of an Employee shall have occurred if, as of the Employee’s date of termination of Employment, the Employee (A) has attained at least sixty (60) years of age and (B) has completed at least five (5) consecutive years of service as an Employee to the Company or an Affiliate thereof; and (ii) “Disability” means the Participant is “disabled” within the meaning of Treasury Regulation Section 1.409A-3(i)(4). Determination of the date of termination of Employment by reason of Retirement or Disability and the satisfaction of the requirements for Retirement or Disability, as applicable, shall be based on such evidence as the Committee may require and a determination by the Committee of such date of termination and satisfaction shall be final and controlling on all interested parties.

4.	Establishment of Account. The Company shall maintain an appropriate bookkeeping record (the “RSU Account”) that from time to time will reflect the Participant’s name and the number of RSUs and amounts of Dividend Equivalents, as applicable, credited to the Participant.

5.	Employment Relationship. For purposes of this Notice, the Participant shall be considered to be in the Employment of the Company or an Affiliate thereof as long as the Participant is actively providing services as an Employee to the Company or an Affiliate thereof. In the event the Participant ceases to be in the Employment of the Company or an Affiliate (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any), unless otherwise provided in this Notice or another written agreement between the Company and the Participant or otherwise determined by the Committee, no portion of the RSUs which have not become vested as of the date the Participant ceases to actively provide services as an Employee shall thereafter become vested. For the avoidance of doubt, the vesting of the RSUs (including the period during which the RSUs may vest) will not be extended by any notice period that occurs in connection with the termination of the Participant’s Employment (e.g., the Participant’s period of active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any).

Any question as to whether and when there has been a termination of the Participant’s Employment shall be based on such evidence as the Committee may require and a determination by the Committee as to the date of such termination of Employment shall be final and controlling on all interested parties.

6.	Dividend Equivalents. Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent in accordance with Annex 2 to the Plan, which Dividend Equivalent shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the RSU to which it corresponds. Each Dividend Equivalent shall entitle the Participant to receive an amount in cash equal to any cash dividends that may be made by the Company in respect of the Share underlying the RSU to which such Dividend Equivalent relates. The Dividend Equivalents shall be payable as and when the RSUs vest and are paid to the Participant. Any Dividend Equivalents that accrue prior to the vesting of the RSUs shall not accrue interest. Upon the forfeiture of an RSU, the Dividend Equivalent with respect to such forfeited RSU shall also be forfeited. The Dividend Equivalents and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of Code Section 409A (including for purposes of the designation of the time and form of payments required by Code Section 409A).

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7.	Responsibility for Taxes. The Participant acknowledges that, regardless of any action by the Company or, if different, the Participant's employer (the “Employer”), the ultimate liability for all United Kingdom and/or United States federal, state, local and other taxes, foreign taxes, income taxes, social insurance taxes, payroll taxes, fringe benefits taxes, payments on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant (collectively, the “Tax-Related Items”) is and remains the sole responsibility of the Participant's and is not the responsibility of the Company or the Employer. The Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or Dividend Equivalents, including, but not limited to, the grant of the RSUs and tandem Dividend Equivalents, the issuance of Shares or payment of cash in respect thereof, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends with respect to such Shares, and (ii) are under no obligation to structure the terms of the grant or any other aspect of the RSUs or the Dividend Equivalents reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, the Participant acknowledges that, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Company and/or the Employer may withhold or account for Tax-Related Items in more than one jurisdiction.

The Participant acknowledges and agrees that the Company and the Employer shall have the right to require the Participant to satisfy all obligations relating to the Tax-Related Items by one or a combination of the following, as determined in the discretion of the Company and the Employer:

(a)	withholding from the Participant's wages or other cash compensation to be paid to the Participant by the Company and/or the Employer, including any cash payment made pursuant to the Dividend Equivalents;

(b)	withholding from proceeds of the sale of Shares acquired upon payment of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf and without consent from the Participant);

(c)	selling or transferring to the employee benefit trust established by the Company a number of Shares that would otherwise be issued upon payment of the RSUs; or

(d)	withholding an appropriate number of Shares to be issued upon payment of the RSUs.

Notwithstanding anything herein to the contrary, unless the Company determines otherwise, any withholding obligations relating to the Tax-Related Items, up to the applicable minimum statutory withholding amount or other applicable amount, will be satisfied by reducing the number of Shares issuable to the Participant in respect of the RSUs. For the avoidance of doubt, if the obligation for Tax-Related Items is satisfied by withholding in Shares otherwise issuable pursuant to the RSUs, for tax purposes, the Participant shall be deemed to have been issued the full number of Shares subject to the RSUs, notwithstanding that number of the Shares withheld for the purpose of paying the Tax-Related Items. The Participant acknowledges and agrees that the Company and the Employer shall have the authority and the right to deduct or withhold, or to require the Participant to pay to the Company or the Employer, as applicable, an amount sufficient to satisfy all Tax-Related Items that arise in connection with the RSUs and the Dividend Equivalents.

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For Participants subject to tax in the United Kingdom, if payment or withholding of the income tax due in connection with the RSUs is not made within ninety (90) days of any event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Employer, effective on the Due Date. The loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to herein or otherwise permitted under the Plan. Notwithstanding anything herein to the contrary, if the Participant is a Director or an “executive officer” (within the meaning of Section 13(k) of the Exchange Act), the Participant shall not be permitted to make any payment in respect of the RSUs (including any payment of income tax liability), or to continue any extension of credit with respect to any such payment, with a loan from the Company or arranged by the Company in violation of Section 13(k) of the Exchange Act. In the event the Participant is such a Director or executive officer and the income tax due is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Participant on which additional income tax (and national insurance contributions (“NICs”), to the extent applicable) will be payable. The Company or the Employer may recover any such additional income tax and NICs at any time thereafter by any of the means referred to herein or otherwise permitted under the Plan. The Participant will also be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

8.	Adjustment. The Participant acknowledges and agrees that the RSUs and Dividend Equivalents are subject to adjustment upon certain events as set forth in the Plan.

9.	Securities Laws.

a) The Participant acknowledges that the Plan and this Notice are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Notice shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

b) Notwithstanding any other provision of the Plan or this Notice, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and this Notice shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Notice shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

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10.	Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any Shares or to make any book entries evidencing Shares issuable pursuant to the RSUs prior to fulfillment of the conditions set forth in Section 10.7 of the Plan.

11.	Transfer of RSUs. Except as provided under Section 7 hereof, the RSUs, the Dividend Equivalents and all rights granted hereunder shall not be (i) assignable, saleable or otherwise transferable by the Participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order or (ii) subject to any encumbrance, pledge or charge of any nature. Any purported assignment, pledge, attachment, sale, transfer, encumbrance or other charge of the RSUs or the Dividend Equivalents in violation of this Section 11 shall be void and of no force or effect. Without limiting the generality of the foregoing, the RSUs and the Dividend Equivalents shall be subject to the restrictions on transferability set forth in Section 10.8 of the Plan (“Transferability”).

12.	Certain Restrictions. By accepting the RSUs granted under this Notice, the Participant acknowledges that he or she will enter into such written representations, warranties and notices and execute such documents as the Company may reasonably request in order to comply with the terms of this Notice or the Plan, or securities laws or any other applicable laws, rules or regulations, or as are otherwise deemed necessary or appropriate by the Company and/or the Company’s counsel.

13.	Recoupment. Notwithstanding any provision of this Notice to the contrary, the Participant acknowledges that the Committee may, in its sole discretion and in accordance with the terms of the Plan:

a) recoup from the Participant all or a portion of the Shares issued and/or the payments made in respect of Dividend Equivalents under this Notice if the Company’s reported financial or operating results are materially and negatively restated within five (5) years of the issuance of such Shares or payment of such amounts, as applicable; and

b) recoup from the Participant if, in the Committee’s judgment, the Participant engaged in conduct which was fraudulent, negligent or not in good faith, and which disrupted, damaged, impaired or interfered with the business, reputation or employees of the Company or its Affiliates or which caused a subsequent adjustment or restatement of the Company’s reported financial statements, all or a portion of the Shares issued and/or the payments made in respect of Dividend Equivalents under this Notice within five (5) years of such conduct.

In addition, to the extent determined by the Company in its discretion to be applicable to the Participant, the RSUs and/or the Dividend Equivalents, the RSUs and/or the Dividend Equivalents, as applicable, shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements.

Any Shares subject to recoupment may be transferred to the employee benefit trust established by the Company, and the Participant agrees to execute any documents necessary to effectuate such transfer.

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14.	Code Section 409A; No Guarantee of Tax Consequences. This award of RSUs and Dividend Equivalents is intended to comply with Code Section 409A and the provisions hereof shall be interpreted and administered consistently with such intent. Notwithstanding any provision of the Plan or this Notice to the contrary, if at any time the Committee determines, in its sole discretion, that this award of RSUs or Dividend Equivalents (or any portion thereof) may not be compliant with Code Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Notice, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to provide for either the RSUs and Dividend Equivalents to be exempt from the application of Code Section 409A or to comply with the requirements of Code Section 409A; provided, however, that this Section 14 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. The Company makes no commitment or guarantee to the Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Notice.

15.	Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Notice and any other grant materials by and among the Company, the Employer and any of their respective Affiliates (collectively, the “Company Group”) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company Group may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company Group, details of any RSUs, Dividend Equivalents or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, “Data”).

The Participant understands that Data will be transferred to such Plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The recipients of Data may be located in the United States or elsewhere, and the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant may request a list with the names and addresses of any potential recipients of Data by contacting his or her human resources representative. The Participant authorizes the Company Group and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her human resources representative. Further, the Participant is providing his or her consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her Employment status or service and career with any entity in the Company Group will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant's consent is that the Company would not be able to grant the RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant’s refusal or withdrawal of his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant may contact his or her human resources representative.

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16.	Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to this Notice, the RSUs, or the Participant’s current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.	Nature of Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:

a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

b) the grant of the RSUs and Dividend Equivalents is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, Dividend Equivalents, any other Awards, or benefits in lieu thereof, regardless of whether RSUs, Dividend Equivalents or other Awards have been granted to the Participant in the past;

c) all decisions with respect to grants of future RSUs, Dividend Equivalents or other Awards, if any, will be made in the sole discretion of the Company.

d) the grant of the RSUs and Dividend Equivalents and the Participant's participation in the Plan shall not (i) confer upon the Participant or create any right to continue in Employment or other service with any entity in the Company Group, (ii) be interpreted as forming an Employment or service contract with any entity in the Company Group, or (iii) interfere with the rights of any entity in the Company Group, which rights are hereby expressly reserved, to terminate the Participant's Employment or other service;

e) the Participant is voluntarily participating in the Plan;

f) neither the RSUs nor the Shares subject to the RSUs, nor the Dividend Equivalents, are intended to replace any pension rights or compensation;

g) the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long service awards, pension or retirement or welfare benefits or similar payments;

h) the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

i) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs and/or Dividend Equivalents resulting from the Participant's termination of Employment or other service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or engaged or the terms of the Participant's employment or other service agreement, if any), and in consideration of the grant of the RSUs and Dividend Equivalents to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against any entity in the Company Group, waives his or her ability, if any, to bring any such claim, and releases all entities in the Company Group from any such claim. Notwithstanding the foregoing, if any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

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j) except as otherwise provided in the Plan or determined by the Committee in its discretion, none of the RSUs, Dividend Equivalents nor any rights under this Notice create any entitlement to have the RSUs, Dividend Equivalents or any such rights transferred to, or assumed by, another company or exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

k) if the Participant is employed outside the United States, (i) the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are not part of normal or expected compensation for any purposes; and (ii) no entity in the Company Group shall be liable for any foreign exchange rate fluctuation between the Participant's local currency and the United States Dollar that may affect the value of the Shares or of any amounts due to the Participant upon payment of the RSUs or the subsequent sale of any Shares acquired upon payment.

18.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, the grant, vesting and/or payment of the RSUs or Dividend Equivalents, and/or the acquisition or disposition of the Shares subject to the RSUs. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

19.	Amendment and Termination. Except as otherwise provided in the Plan or this Notice, no amendment of this Notice or the RSUs that adversely affects the Participant’s rights hereunder in any material respect or termination of this Notice shall be made by the Company without the consent of the Participant.

20.	Successors and Assignees; Binding Effect. The Company may assign any of its rights under this Notice to single or multiple assignees. Subject to the restrictions on transfer set forth herein, this Notice shall be binding upon and inure to the benefit of any assignees of or successors to the Company, the Participant and all persons lawfully claiming under the Participant.

21.	Governing Law. This Notice shall be governed by, and construed in accordance with, the laws of the United States and the State of Texas, without regard to conflict of laws principles, except to the extent that the Act or the laws of England and Wales mandatorily apply.

22.	Severability. In the event that any provision of this Notice shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Notice, and this Notice shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein.

23.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, the RSUs, Dividends Equivalents and any Shares issued under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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24.	Waiver. A waiver by the Company of breach of any provision of this Notice shall not operate or be construed as a waiver of any other provision of this Notice, or of any subsequent breach of any other provision of this Notice by the Participant or any other person.

By signing below, the Participant agrees to be bound by the terms and conditions of the Plan and this Notice. The Participant has reviewed the Notice and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions and/or interpretations of the Committee upon any questions arising under the Plan or relating to the RSUs and the Dividend Equivalents.

[Name]

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